Exhibit 10.11

Mstone Partners Healthcare Limited (“Mstone”)

Unit 312, 3/F Great Eagle Centre

23 Harbour Road, Wanchai

Hong Kong

November 30, 2021

Dear Sirs,

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby Mstone agrees to provide certain services (as described in Schedule 1) to Polaryx Therapeutics, Inc., with its principal place of business located at 140 East Ridgewood Avenue, Suite #415, South Tower Paramus, NJ 07652, a Wyoming corporation (the “Company”; together with Mstone, the “Parties”).

1.	SERVICES.

1.1 The Company hereby engages Mstone, and Mstone hereby accepts such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2 Mstone shall provide to the Company the services set forth in Schedule 1 (the “Services”).

1.3 The Company shall not control the manner or means by which Mstone or Mstone employees or contractors perform the Services, including but not limited to the time and place Mstone performs the Services.

1.4 The Company shall provide Mstone with access to its premises, materials, information, and systems to the extent the Company deems necessary for the performance of the Services. Unless otherwise specified in Schedule 1, Mstone shall furnish, at their own expense, the materials, equipment, and other resources necessary to perform the Services.

1.5 Mstone shall comply with all rules and procedures communicated to Mstone in writing by the Company, including those related to safety, security, and confidentiality.

2. TERM. The term of this Agreement shall commence on December 1, 2021 and shall continue for a period of one (1) year (the “Initial Term”) and shall be automatically renewed for a successive one (1) year period thereafter; provided that neither Mstone or the Company shall have given notice of termination of this Agreement sixty (60) days before the end of the initial term or any renewal term, or unless otherwise terminated in accordance with this Section 10.

3.	FEES AND EXPENSES.

3.1 As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay Mstone a consultancy fee based on the services rendered or as agreed separately (the “Fees”), payable in accordance with the payment schedule set forth in Schedule 1. Mstone acknowledges that Mstone shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.

3.2 Mstone is solely responsible for any travel or other costs or expenses incurred by Mstone in connection with the performance of the Services, and in no event shall the Company reimburse Mstone for any such costs or expenses.

3.3 The Company shall pay all undisputed Fees within [thirty (30)] calendar days after the Company’s receipt of an invoice submitted by Mstone in accordance with the payment schedule set forth in Schedule 1.

4.	RELATIONSHIP OF THE PARTIES.

4.1 Mstone is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between Mstone and the Company for any purpose. Mstone has no authority (and shall not hold themselves out as having authority) to bind the Company and Mstone shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2 Without limiting Section 4.1, Mstone will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on their behalf. Mstone shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Mstone in connection with the performance of the Services shall be Mstone’s employees or contractors and Mstone shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5.	INTELLECTUAL PROPERTY RIGHTS.

5.1 The Company is and will be the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including but not limited to the deliverables set out in Schedule 1 (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, and including the Deliverables, “Work Product”) including all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively, “Intellectual Property Rights”) therein. Mstone agrees that the Work Product is hereby deemed “work made for hire” as defined in 17 U.S.C. § 101 for the Company and all copyrights therein automatically and immediately vest in the Company. If, for any reason, any Work Product does not constitute “work made for hire,” Mstone hereby irrevocably assigns to the Company, for no additional consideration, Mstone’s entire right, title, and interest throughout the world in and to such Work Product, including all Intellectual Property Rights therein, including the right to sue for past, present, and future infringement, misappropriation, or dilution thereof.

5.2 To the extent any copyrights are assigned under this Section 5, Mstone hereby irrevocably waives in favor of the Company, to the extent permitted by applicable law, any and all claims Mstone may now or hereafter has in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.

5.3 Mstone shall make full and prompt written disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100, that constitute Work Product, whether or not such inventions or processes are patentable or protected as trade secrets. Mstone shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company. Any patent application for or application for registration of any Intellectual Property Rights in any Work Product that Mstone may file during the Term or at any time thereafter will belong to the Company, and Mstone hereby assigns to the Company, for no additional consideration, Mstone’s entire right, title, and interest in and to such application, all Intellectual Property Rights disclosed or claimed therein, and any patent or registration issuing or resulting therefrom.

5.4 Upon the request of the Company, during and after the Term, Mstone shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain Mstone’s signature on any such documents, Mstone hereby irrevocably designates and appoints the Company as Mstone’s agent and attorney-in-fact, to act for and on Mstone’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if Mstone had executed them. Mstone agrees that this power of attorney is coupled with an interest.

5.5 Notwithstanding Section 5.1, to the extent that any of Mstone’s pre-existing materials are incorporated in or combined with any Deliverable or otherwise necessary for the use or exploitation of any Work Product, Mstone hereby grants to the Company an irrevocable, worldwide, perpetual, royalty-free, non-exclusive license to use, publish, reproduce, perform, display, distribute, modify, prepare derivative works based upon, make, have made, sell, offer to sell, import, and otherwise exploit such preexisting materials and derivative works thereof. The Company may assign, transfer, and sublicense (through multiple tiers) such rights to others without Mstone’s approval.

5.6 As between Mstone and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to Mstone by the Company (“Company Materials”), including all Intellectual Property Rights therein. Mstone has no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform Mstone’s obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. Mstone has no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

5.7 Mstone shall require each of Mstone’s employees and contractors to execute written agreements containing obligations of confidentiality and non-use and assignment of inventions and other work product consistent with the provisions of this Section 5 prior to such employee or contractor providing any Services under this Agreement.

6.	CONFIDENTIALITY.

6.1 Mstone acknowledges that Mstone will have access to information that is treated as confidential and proprietary by the Company including without limitation, the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, pricing, finances, personnel, or operations of the Company, its affiliates, or their suppliers or vendors, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that Mstone accesses or develops in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. Mstone agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Mstone shall notify the Company immediately in the event Mstone becomes aware of any loss or disclosure of any Confidential Information.

6.2 Confidential Information shall not include information that:

(a) is or becomes generally available to the public other than through Mstone’s breach of this Agreement; or

(b) is communicated to Mstone by a third party that had no confidentiality obligations with respect to such information.

6.3 Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Mstone agrees to provide written notice of any such order to an authorized officer of the Company within two (2) calendar days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

7.	REPRESENTATIONS AND WARRANTIES.

7.1 Mstone represents and warrant to the Company that:

(a) Mstone has the full right, power, and authority to enter into this Agreement, to grant the rights granted herein, and to perform fully all of Mstone’s obligations in this Agreement;

(b) Mstone entering into this Agreement with the Company and Mstone performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Mstone is subject;

(c) Mstone has the required skill, experience, and qualifications to perform the Services, Mstone shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and Mstone shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d) Mstone shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services;

(e) the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind; and

(f) all Work Product is and shall be Mstone’s original work (except for material in the public domain or provided by the Company) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.

7.2 The Company hereby represents and warrants to Mstone that:

(a) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8.	INDEMNIFICATION.

8.1 Mstone shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

(a) bodily injury, death of any person or damage to real or tangible, personal property resulting from Mstone’s acts or omissions; or

(b) Mstone’s breach of any representation, warranty, or obligation under this Agreement.

8.2 The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to Mstone.

9. INSURANCE. During the Term, Mstone shall maintain in force adequate workers’ compensation, commercial general liability, errors and omissions, and other forms of insurance, in each case with insurers reasonably acceptable to the Company, with policy limits sufficient to protect and indemnify the Company and its affiliates, and each of their officers, directors, agents, employees, subsidiaries, partners, members, controlling persons, and successors and assigns, from any losses resulting from Mstone’s acts or omissions or the acts or omissions of Mstone’s agents, contractors, servants, or employees. The Company shall be listed as additional insured under such policy, and Mstone shall forward a certificate of insurance verifying such insurance upon the Company’s written request, which certificate will indicate that such insurance policies may not be canceled before the expiration of a thirty (30) calendar day notification period and that the Company will be immediately notified in writing of any such notice of termination.

10.	TERMINATION.

10.1 The Company may terminate this Agreement without cause upon thirty (30) calendar days’ written notice to Mstone. In the event of termination pursuant to this clause, the Company shall pay Mstone on a pro-rata basis any Fees then due and payable for any Services completed up to and including the date of such termination.

10.2 Mstone or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the other party does not cure such breach within ten (10) calendar days after receipt of written notice of such breach.

10.3 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, Mstone shall promptly after such expiration or termination:

(a) deliver to the Company all Deliverables (whether complete or incomplete) and all materials, equipment, and other property provided for Mstone’s use by the Company;

(b) deliver to the Company all tangible documents and other media, including any copies, containing, reflecting, incorporating, or based on the Confidential Information;

(c) permanently erase all of the Confidential Information from Mstone’s computer systems; and

(d) certify in writing to the Company that Mstone has complied with the requirements of this clause.

10.4 The terms and conditions of this clause and Sections 4, 5, 6, 7, 8, 11, 13, 14, and 15 shall survive the expiration or termination of this Agreement.

11. NON-SOLICITATION. Mstone agrees that during the Term of this Agreement and for a period of twelve (12) months following the termination or expiration of this Agreement, Mstone shall not make any solicitation to employ the Company’s personnel without written consent of the Company. For the purposes of this clause, a general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement, and the hiring of any such employees or independent contractor who freely responds thereto shall not be a breach of this clause.

12. ASSIGNMENT. Mstone shall not assign any rights, or delegate or subcontract any obligations under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

13. REMEDIES. In the event Mstone breaches or threatens to breach Section 6 or Section 11 of this Agreement, Mstone hereby acknowledges and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. This equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

14. GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement and all related documents including all schedules attached hereto and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the State of New Jersey, County of Bergen. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

15.	MISCELLANEOUS.

15.1 Mstone shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

15.2 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

15.3 This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

15.4 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

15.5 If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

15.6 This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

Polaryx Therapeutics, Inc.

BY:	/s/ Hahn-Jun Lee
(signature)
Name:	Hahn-Jun Lee, M.Sc., Ph.D.
Title:	President & CEO

ACCEPTED AND AGREED:

Mstone Partners Healthcare Limited

BY:	/s/ Alex Keun Mo Yang
(signature)
Name:	Alex Keun Mo Yang
Title:	Director
Date:	November 30, 2021

SCHEDULE 1

1. SERVICES: Consult or advise on certain corporate activities, including financial planning and budgeting, regulatory affairs, drug formulation and manufacturing, preclinical research and clinical trials, investor relations, business opportunities, etc.

2. PAYMENT SCHEDULE: Paid on a monthly basis.

3. DELIVERABLES: [DELIVERABLES]